Exhibit 5.1

[Cahill Gordon & Reindel LLP Letterhead]

(212) 701-3000

June 21, 2016

Broadridge Financial Solutions, Inc.

5 Dakota Drive

Lake Success, NY 11042

Ladies and Gentlemen:

We have acted as special counsel to Broadridge Financial Solutions, Inc., a Delaware corporation, (the “Company”) in connection with the preparation of (i) the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), pursuant to which the Company proposes to issue and/or sell from time to time senior unsecured debt securities of the Company (the “Offered Securities”) and (ii) the form of supplemental indenture, to be dated on or about the date of issuance of Offered Securities thereunder (the “Supplemental Indenture”), between the Company and the Trustee (as defined below), which supplements the base indenture (the “Base Indenture”) dated as of May 29, 2007 by and between the Company and U.S. Bank National Association, as Trustee (the “Trustee”).

The Offered Securities being registered under the Registration Statement may be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in accordance with the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions and we have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In our examinations, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies, (ii) that each individual executing any document on behalf of a party (other than the Company) is duly authorized to do so, and (iii) that each of the parties (other than the Company) executing any document has duly and validly executed and delivered each of the documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws at the time the Offered Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Offered Securities offered thereby and will comply at all relevant times with all applicable laws, (iii) all Offered Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (iv) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Offered Securities will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto, (v) the Supplemental Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (vi) any Offered Securities being offered or issued will be duly authorized and created, we advise you that in our opinion:

Insofar as the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America are applicable thereto, when (a) the board of directors of the Company, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary action to approve the issuance and terms of the Offered Securities and related matters, (b) the terms of the Offered Securities and their issuance and sale have been duly established in conformity with the Base Indenture so as not to violate any applicable law or the Certificate of Incorporation of the Company or the Amended and Restated

By-Laws of the Company or result in default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (c) the Supplemental Indenture has been duly authorized, executed and delivered by the Company and the Trustee or a securities resolution has been duly executed setting forth the terms of the Offered Securities, in each case, in accordance with the Base Indenture, and (d) the Offered Securities, in the form established in accordance with the Base Indenture incorporated by reference as an exhibit to the Registration Statement, have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Base Indenture and delivered and paid for as contemplated by any applicable purchase, underwriting or similar agreement and the Registration Statement, the Offered Securities will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Base Indenture and enforceable against the Company in accordance with their terms except that (i) the enforceability thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (B) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity), and (ii) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

In giving our opinion, we are relying, without independent verification as to all matters of fact, upon certificates and written statements of officers of the Company. In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. The Offered Securities may be issued from time to time on a delayed or continuous basis, and our opinion is limited to the laws as in effect on the date hereof.

We hereby consent to the reference to our firm in the Registration Statement under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP

Cahill Gordon & Reindel LLP